MainSource Financial Group, Inc. Closes
                         Public Offering of Common Stock

         Greensburg, Indiana. - June 20, 2005 - MainSource Financial Group, Inc. ("MainSource" or the "Company") (NASDAQ: MSFG) today announced that on June 17, 2005, it closed its public offering of 1,739,140 shares of its common stock, priced at $17.50 per share. Net proceeds to the Company from the sale of this common stock are estimated to be $28.6 million before expenses. The underwriters in the offering have 30 days from the closing date to purchase up to an additional 260,860 shares of common stock to cover over-allotments, if any. The proceeds of the common stock offering are intended to be used in the consummation of the merger of The Madison Bank and Trust Company with MainSource Bank, the wholly-owned subsidiary of the Company, which is expected to occur during the third quarter of this year. The closing of that transaction remains subject to regulatory approval.

         James L. Saner, Sr., President and Chief Executive Officer of MainSource, said, "We are pleased with the results of our common stock offering. The additional capital will enable us to complete our Madison Bank & Trust acquisition and continue our trend of additional acquisitions."

About MainSource

         MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ National Market (under the symbol: "MSFG") and is a community-focused, financial holding company with assets of approximately $1.5 billion. The Company operates 53 offices in 22 Indiana counties and six offices in three Illinois counties through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana; Peoples Trust Company, Linton, Indiana; and MainSource Bank of Illinois, Kankakee, Illinois. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company provides various related financial services through the Company's banking affiliates.

Forward-Looking Statements

         The discussion in this press release includes certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic or market conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; and changes in the Company's financial condition or business prospects.